Exhibit 10.7

GENELUX CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Genelux Corporation (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Company’s initial public offering (the “Effective Date”) and may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $40,000

b.	Non-employee Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer), if applicable: N/A

c.	Lead Independent Director Service Retainer (in addition to Eligible Director Service Retainer), if applicable: $30,000

2.	Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer):

a.	Chair of the Audit Committee: $15,000

b.	Chair of the Compensation Committee: $10,000

c.	Chair of the Nominating and Corporate Governance Committee: $8,000

3.	Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $7,500

b.	Member of the Compensation Committee: $5,000

c.	Member of the Nominating and Corporate Governance Committee: $4,000

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Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2022 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be three months from the date of termination). The number of shares underlying stock options denominated with a dollar value below shall be calculated based on the grant date fair value of a share of Common Stock using a Black-Scholes model. The number of shares underlying restricted stock unit awards denominated with a dollar value below shall be calculated in accordance with the Company’s equity award policy in effect from time to time.

1. Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board, granted a stock option to purchase a number of shares of Common Stock with a grant-date value of $155,000 and a restricted stock unit award with a grant-date value of $155,000 (the “Initial Grants”). Each person who, after the Effective Date, served as an employee of, or consultant to, the Company and as a member of the Board, but who later ceases to provide such employment or consulting services shall not be entitled to Initial Grants. The Initial Grants will vest in equal installments every three months over a three year period such that the Initial Grants are fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2. Annual Grant: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board, granted a stock option to purchase a number of shares of Common Stock with a grant-date value of $77,500 and a restricted stock unit award with a grant-date value of $77,500 (the “Annual Grants”); provided, however, that if the Eligible Director has not served as member of the Board for 12 months prior to the applicable annual stockholder meeting, the number of shares subject to such individual’s Annual Grants will be pro-rated based on the number of full months served on the Board, rounded to the nearest whole share. The Annual Grants will vest on the first anniversary of the date of grant, provided that the Annual Grants will in any case be fully vested on the date of Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

3. Non-Employee Director Compensation Limit: The aggregate value of all compensation granted or paid, as applicable, to any Eligible Director for service as a non-employee member of the Board with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the

Company’s Annual Meeting of Stockholders for the next subsequent year (the “Annual Period”), including equity awards granted and cash fees paid by the Company to such Eligible Director, will not exceed (i) $750,000 in total value or (ii) in the event such Eligible Director is first appointed or elected to the Board during such Annual Period, $1,250,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this section shall apply commencing with the Annual Period that begins on the Company’s 2023 Annual Meeting of Stockholders.

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